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                              EXHIBIT 11


Environmental Power Corporation
Computation of Loss Per Share
March 31, 1995

Weighted Average number of shares outstanding        10,635,512
                                                     ==========

Net loss for the three months ended
 March 31, 1995                                    $ (2,248,545)

Loss Per share - primary and fully diluted         $       (.21)
                                                   ============

                                     -12-